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                                                                    EXHIBIT 10.7

[LETTERHEAD OF DOCENT]

                                August 18, 1998



Mr. Keith Finch
9512 Daly Drive
Plano, TX  75025

Dear Keith:

Docent, Inc. ("Docent") is pleased to extend to you an offer of employment for the position of Vice President, Professional Services on the terms described below. This offer is valid for five business days.

You will be responsible for all consulting, implementation, education and customer support activities of Docent and will report to David R. Ellett, President and Chief Executive Officer.

You will start as soon as possible, but in no event later than Monday, September 21, 1998.

Your monthly base salary will be $13,333.34 ($160,000 per year) less payroll deductions and all required withholdings. You will be paid semi-monthly. You will receive a $35,000.00 signing bonus, of which $15,000 is payable in your first paycheck and $20,000 is payable in the first paycheck following the six-month anniversary of your hire date, both provided that you are an employee of Docent on those respective pay dates. You will participate in the Docent, Inc. Executive Management Bonus Plan with a target annual bonus of $50,000 for 1998, prorated for your actual period of employment and payable based upon achievement of MBOs.

In addition to the above compensation, you will be eligible to participate in Docent's standard benefit plans, which currently include medical, dental, vision, long-term disability and term life insurance; 401(k) plan; flexible spending plan; sick leave and holidays. Details about these benefit plans are available for your review. You will also accrue vacation at the rate of three weeks per year up to a maximum accrual of six weeks. Docent may modify benefits from time to time as it deems necessary.

Subject to approval by the Board of Directors, you will be granted an incentive stock option for the purchase of up to 175,000 shares of Docent common stock with an exercise price equal to the fair market value of Docent common stock on the date of grant as
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Mr. Keith Finch
August 18, 1998
Page 2

determined by the Board of Directors. This option will be granted pursuant to the Docent 1997 Stock Option Plan and will be subject to vesting over four years as follows: 1/4 vests after 12 months of service, 1/48 vests each month of service thereafter.

As a condition of your employment, you agree to sign Docent's Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Docent proprietary information. This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Docent. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Further, by signing below and indicating your acceptance of this offer, you represent that you may legally work in the United State of America and agree to provide the necessary supporting documentation. As a Docent employee, you will be expected to abide by Docent rules and regulations as outlined in the Docent Employee Handbook.

This letter confirms your representations to us that: (i) you are not a party to any employment agreement or other contract or arrangement that prohibits your full-time employment with Docent, (ii) you will not disclose any trade secrets or confidential information of any third party to Docent, and (iii) you do not know of any conflict that would restrict your employment with Docent.

Your employment with Docent is entered into voluntarily. As a result, you may terminate your employment with Docent at any time and for any reason simply by notifying Docent. Likewise, Docent may terminate your employment at any time and for any reason, with or without cause or advanced notice. This at-will employment relationship cannot be changed except in a writing signed by an officer of Docent.

Normal working hours are 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

Keith, we look forward to having you join us at Docent. If you wish to accept employment at Docent under the terms described above, please sign and date and confirm your start date and return a copy to me by August 25, 1998.
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Mr. Keith Finch
August 18, 1998
Page 3

We look forward to your favorable reply and to a productive and enjoyable work relationship.

                                        Sincerely,

                                        /s/ David R. Ellett
                                        David R. Ellett
                                        President and Chief Executive Officer



Accepted:    /s/ Keith Finch                   Date:  8/19/98
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             Keith Finch

Start Date:  9/21/98
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